Adeona Pharmaceuticals, Inc. 3985 Research Park Drive, Suite 200 Ann Arbor, MI 48108 Tel: 734.332.7800 Fax: 734.332.7878

April 6, 2011

Chardan Capital Markets, LLC
17 State Street
Suite 1600
New York, NY 10004

Re:  Registered Direct Financing

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms our understanding and the terms and conditions under which Chardan Capital Markets, LLC (“Chardan”) shall introduce Adeona Pharmaceuticals, Inc., (the “Company”) to one or more investors (each an “Investor” and together the “Investors”).  This Agreement relates exclusively to the proposed offering of up to 1,688,782 shares of common stock securities of the Company (the “Securities”) pursuant to one or more subscription or purchase agreements to the extent entered into by the Company on or before the two week anniversary hereof (the “Offering”). The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the Investors.

The term of this engagement shall begin on the date hereof and shall continue for two (2) weeks or until earlier terminated by the final closing of the Offering.

As exclusive consideration of the services rendered by Chardan under this Agreement, the Company agrees to pay Chardan, upon the successful completion of the initial closing of the Offering (the “Initial Closing”) and out of the closing escrow (or other means acceptable to Chardan and Company) the following fees and other compensation:

(A)
a cash fee equal to 6.0% of the gross proceeds raised in the Offering, payable immediately upon such closing. All such fees will be contingent upon the successful completion and closing of the Offering.

(B)	Chardan will be responsible for its own expenses, except for the reimbursement of $5,000 for legal fees.

Except as contemplated by the terms hereof, or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Chardan shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Chardan determines to have a need to know.  Chardan shall use its reasonable best efforts to ensure that its employees and advisors adhere to these confidentiality provisions as if such persons were original parties hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.

Chardan shall be a third party beneficiary to the Common Stock Purchase Agreement, dated April 6, 2011, by and among the Company and the Investors with respect to the opinion delivered in Section 3 and Section 7(ii) and may rely on such provisions as if Chardan were a party thereto. Except as otherwise set forth in this Agreement, this Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

 If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

Adeona Pharmaceuticals, Inc.

By:
Name: James S. Kuo, M.D., M.B.A.
Title: Chairman and CEO

Chardan Capital Markets, LLC

By:
Name:
Title:

www.adeonapharma.com